Exhibit 23.1

Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Southern Bella, Inc.
(formerly Dupree Catering, Inc.)
 _____________

I hereby consent to the use of this Registration Statement (No. 333-142516) on Form SB-2 of my report dated April 2, 2007, relating to the audited financial statements of Dupree Catering, Inc. as of December 31, 2006, and for the two years then ended. I also consent to the use of my report dated October 30, 2007, for the consolidated balance sheet of Southern Bella, Inc. as of September 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the three months ended September 30, 2007, and the period February 22, 2007, (inception) through September 30, 2007.

I also consent to the references to me under the heading “Experts” in such Registration Statement.

/s/ Michael Pollack
Michael Pollack, CPA

November 12, 2007